041 Putnam Global Income Trust, April 30, 2010, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				11,405
Class B		  		   758
Class C		    		   590

72DD2

Class M		     	 	 1,702
Class R		     	   	   113
Class Y		     	   	   906

73A1

Class A				 1.236
Class B				 1.186
Class C	      		 	 1.191

73A2

Class M	      		 	 1.219
Class R		 		 1.223
Class Y				 1.253


74U1

Class A				10,610
Class B				   698
Class C				   716

74U2

Class M				 1,366
Class R				   148
Class Y				   844

74V1

Class A				 12.51
Class B				 12.46
Class C				 12.47

74V2

Class M				 12.41
Class R				 12.49
Class Y				 12.51



61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

74K

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing,
Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $290,270 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. Following the close of the period, the fund received $90,225 from the Purchasers in accordance with the terms of the Agreements.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.